Exhibit 10.1

NORTH POINTE HOLDINGS CORPORATION
EQUITY INCENTIVE PLAN
STOCK OPTION AWARD
Dear :
You have been granted an option (the “Option”) to purchase shares of common stock of North Pointe Holdings Corporation (the “Company”) under the North Pointe Holdings Corporation Equity Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:

Type of Option:

Number of Option Shares:

Exercise Price per Share:

Expiration:	Close of business at the Company headquarters on the tenth (10th) anniversary of the Grant Date, subject to earlier termination as described under “Termination of Employment”

Vesting:	Your Option vests in accordance with the following schedule, provided you are employed by the Company or an Affiliate on the applicable vesting date:

Your Option will become fully vested if your employment terminates as a result of death or Disability. For purposes of this Agreement, “Disability” means your inability to perform the material duties of your occupation as a result of a medically-determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a period of at least 12 months, as determined by the Committee. The Committee may require you to submit such medical evidence or to undergo a medical examination by a doctor selected by the Committee as the Committee determines is necessary in order to make a determination hereunder.

Upon any other termination of employment, the unvested portion of the Option will terminate on the date of such termination of employment.

Manner of Exercise:	You may exercise this Option only to the extent vested and only if the Option has not expired or terminated. To exercise this Option, you must complete the exercise form provided by the Company and return it to the address indicated on the form. Your form must specify how many shares you wish to purchase and will explain how you must satisfy the exercise price and withholding taxes due, if any, upon exercise. The form will be effective when it is received by the Company. If someone else wants to exercise this Option after your death, that person must contact the Company and prove to the Company’s satisfaction that he or she is entitled to do so. Your ability to exercise the Option may be restricted by the Company if required by applicable law.

Termination of Employment:	If your employment terminates, your Option will terminate on the close of business at the Company headquarters as follows:

•	If your employment terminates as a result of death or Disability (at a time when you could not have been terminated for Cause), your Option will terminate on the first (1st) anniversary of the date of your termination of employment.

•	If your employment terminates for any other reason (other than Cause, as defined below), your Option will terminate ninety (90) days after the date of your termination of employment.

However, in no event will this Option be exercisable after its Expiration Date.

Your entire Option (whether vested or nonvested) is terminated immediately if your employment is terminated for Cause. In addition, if you have submitted a notice of exercise that has not yet been processed and you are terminated for Cause, your notice of exercise will be rescinded and your exercise price be returned to you. For this purpose, “Cause” means: (i) if you are subject to an employment agreement that contains a definition of “cause”, such definition; (ii) otherwise, any of the following as determined by the Committee: (A) violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the

Company or an Affiliate, or the Company’s or Affiliate’s code of conduct, as then in effect, (B) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the Company or an Affiliate, (C) commission of an act of dishonesty or disloyalty involving the Company or an Affiliate, (D) violation of any federal, state or local law in connection with your employment, or (E) breach of any fiduciary duty to the Company or an Affiliate.

Transferability:	You may not transfer or assign this Option for any reason, other than under your will or as required by intestate laws. Any attempted transfer or assignment in violation of this provision will be null and void. During your lifetime, only you (or your guardian or legal representative if approved by the Company in the event of your incapacity) are entitled to exercise the Option.

Restrictions on Resale:	By accepting this Option, you agree not to sell any Shares acquired under this Option at a time when applicable laws, Company policies (including, without limitation, the Company’s Insider Trading Policy) or an agreement between the Company and its underwriters prohibit a sale.

Tax Consequences:	If this Option is designated as a nonqualified stock option, the exercise of this Option will result in taxable income to you.

If this Option is designated as an incentive stock option, you understand that for the favorable tax treatment afforded to incentive stock options to apply:

•	You must hold the shares acquired upon exercise for a period of one (1) year from the date of exercise and two (2) years from the Grant Date.

•	The Exercise Price Per Share must equal at least the fair market value of a Share on the Grant Date. While the Committee has made a good faith determination of the fair market value of a Share in this regard, neither the Committee, the Board nor the Company can guarantee that such determination will be considered fair market value, nor will you or any other individual be entitled to any indemnification for any failure of the Committee to have made such a determination.

•	If Shares with a fair market value (as determined on the Grant Date) in excess of $100,000 become exercisable (vested) for the first time in any calendar year (including for this purpose option shares granted under all other incentive stock options granted to you by the Company and its Subsidiaries), the number of Shares with a fair market value in excess of such $100,000 limit will be considered issued under a nonqualified stock option.
•	You must exercise this Option within ninety (90) days after termination of employment for any reason other than Disability or death. Accordingly, if you exercise this Option more than ninety (90) days after such termination (if otherwise permitted by this Option), you will be treated as exercising a nonqualified stock option. For this purpose, if you transfer to the employment of an Affiliate that is not a subsidiary within the meaning of Code Section 422, you will be treated as terminated from employment on the date of such transfer, or if you are employed by a subsidiary, you will be treated as terminated from employment on the date such entity ceases to meet the requirements of Code Section 422. In addition, you will be considered to have terminated employment for purposes of these rules on the ninety-first (91st) day of a military leave, sick leave or other bona fide leave of absence unless your rights to return to active employment are guaranteed by law or contract.

•	The excess of the Fair Market Value of the Shares at the time of exercise over the amount you pay for such Shares may be an item of adjustment for alternative minimum tax (AMT) purposes on your personal tax return.

Notice of Sale:	If this Option is designated as an incentive stock option, you must report to the Secretary of the Company any disposition of the Shares acquired under this Option that is made within two (2) years from the Grant Date or within twelve (12) months from the date you acquired the Shares (the “Notice Period”). In addition, the Company may, at any time during the Notice Period, place a legend or legends on any certificate(s) for the Option Shares requesting the Company’s transfer agent to notify the Company of any transfer of the Shares.

Amendment:	This Stock Option Award may be amended only by written consent of the Company and the Optionee, unless the amendment is not to the detriment of the Optionee.

Counterparts:	This Stock Option Award may be executed in counterparts.

Governing Law:	The provisions of Section 9(f) of the Plan apply to this Stock Option Award.

This Option is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Option and definitions of capitalized terms used and not defined in this Option can be found in the Plan.
BY SIGNING BELOW AND ACCEPTING THIS STOCK OPTION AWARD, YOU AGREE TO ALL OF THE TERMS AND
CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

Authorized Officer	Optionee

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